Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Papa John’s International, Inc. Deferred Compensation Plan of our reports dated February 23, 2010, with respect to the consolidated financial statements and schedule of Papa John’s International, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 27, 2009, and the effectiveness of internal control over financial reporting of Papa John’s International, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
March 1, 2010